Exhibit 10.13

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, Massachusetts 02138

September 16, 2008

Lynne M. Burrow

Executive Vice President & Chief Information Officer

c/o Cambridge trust Company

Dear Ms. Burrow:

Cambridge Bancorp (the “Company”) considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel of the Company and its subsidiary, Cambridge Trust Company (the “Bank”). The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s and the Bank’s management, including yourself, to their assigned duties in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company. The continued performance of your duties as an officer of the Bank may require your strenuous opposition to such a threatened change in control of the Company which, in the judgment of the Board, may not be in the best interests of the Company and its stockholders, and your opposition to a threatened change of control could prevent or inhibit you from effectively continuing your duties as an officer of the Bank should such a change of control occur.

In order to induce you to remain in the employ of the Bank and in consideration of your agreement set forth in Subsection 2(iii) hereof, this Agreement sets forth the severance benefits which the Company agrees will be provided to you in the event, your employment with the Bank is terminated under the circumstances described below.

1.Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2008; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year the Company shall have given notice that it does not wish to extend this Agreement. However, if a Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control occurred notwithstanding notice from the Company that is does not wish to extend the Agreement. In addition, if a Potential Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the month in which said Potential Change in Control occurred notwithstanding notice from the Company that it does not wish to extend the Agreement.

2.Change in Control.

(i)For purposes of this Agreement, a “Change in Control” of the Company shall mean either of the following: (A) a change in control of a nature that would be required to be reported by the Company or the Bank in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not the Company or the Bank in fact is required to comply with Regulation 14A thereunder, or (B) the acquisition of “control” as defined in the Bank Holding Company Act of 1956, as amended or the regulations thereunder, or as defined in the Change in Bank Control Act of 1978 or the regulations thereunder, of the Company or the Bank by any person, company or other entity other than the Company; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (1) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (2) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (1) or (3) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds (2/3) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding anything to the contrary contained in this Agreement the acquisition by a person (or persons acting in concert) of less than 25% of the voting securities of the Company, under circumstances where the Federal Reserve Board (under regulations pursuant to the Change in Bank Control Act of 1978) presumes that such acquisition constitutes the acquisition of control of the Company, shall not be deemed a “Change in Control” for any purpose under this Agreement.

(ii)For purposes of this Agreement, a “Potential Change in Control” of the Company shall have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (C) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred

(iii)You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Bank until the earliest of (i) the date which is twelve (12) months from the occurrence of such Potential Change in Control of the Company, (ii) the termination by you of your employment by reason of death, Disability or Retirement, as defined in Subsection 3(i), (iii) the occurrence of a Change in Control of the Company; or (iv) the date the Board adopts a resolution to the effect that, for purposes of this Agreement, the basis upon which the Board concluded that a Potential Change in Control had occurred no longer exists.

3.Termination Following a Change in Control or a Potential Change in Control. If any of the events described in Subsection 2 hereof constituting a Change in Control or a Potential Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the termination of your employment by the Bank or by you for Good Reason within twenty-four (24) months after a Change in Control, or within the period described in Section 2(iii) hereof after a Potential Change in Control, unless such termination is (a) because of your death, (b) by the Bank for Cause or Disability (as hereafter defined) or (c) by you other than for Good Reason.

(i)Retirement; Disability. (A) Termination by you of your employment based on “Retirement” shall mean the termination of your employment in accordance with the Bank’s retirement policy, including (at your sole election, as set forth in writing) early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

(B)Termination by the Bank of your employment based on “Disability” shall mean termination because of your inability, as a result of your incapacity due to physical or mental illness, to perform the services required of you as an employee for a period aggregating six months or more within any 12-month period, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given you shall have returned to the full time performance of your duties.

(ii)Cause. Termination by the Bank of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Bank (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good

Reason as hereafter defined), after a demand for substantial performance is delivered to you by the

Board of Directors of the Bank (“Bank Board”) which specifically identifies the manner in which the Bank Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in misconduct which is demonstrably and materially injurious to the Bank, monetarily or otherwise. For purposes of this Subsection, no act or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Bank. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Bank Board at a meeting of the Bank Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Bank Board) finding that in the good faith opinion of the Bank Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection, and specifying the particulars thereof in detail.

(iii)Good Reason. You shall be entitled to terminate your employment with the Bank for Good Reason. For purposes of this Agreement, “Good Reason” shall mean without your express written consent, the occurrence within twenty-four (24) months after a Change in Control of the Company, or within twelve (12) months after a Potential Change in Control of the Company, of any of the following circumstances unless, in the case of paragraphs (A), (B), or (D), such circumstances are fully corrected retroactive to the original effective date of such circumstances prior, to the Date of Termination specified in the Notice of Termination defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

(A)the material adverse change in the nature or status of your responsibilities, authority or duties from those in effect immediately prior to the Potential Change in Control of the Company;

(B)a material reduction by the Bank in your annual base salary as in effect immediately prior to the Potential Change in Control of the Company or as the same may be increased from time to time;

(C)the relocation of the office where the Bank requires you to be based to a location more than forty (40) miles from its present headquarters in Harvard Square, Cambridge, Massachusetts, except for required travel on the Bank's business to an extent substantially consistent with your present business travel obligations; or

(D)the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. To constitute a termination for Good Reason (i) you must provide written notice to the Company and the Bank within ninety (90) days of the initial existence of the event constituting Good Reason and (ii) the Company and the Bank shall have thirty (30) days to remedy the event constituting Good Reason.

(iv)Notice of Termination. Any purported termination of your employment by the Bank or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v)Date of Termination.  “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if your employment is terminated pursuant to Subsection (ii) of this Section 3, the date specified in the Notice of Termination, and (C) if your employment is terminated pursuant to Subsection (iii) of this Section 3 or for any other reason, the date on which a Notice of Termination is given; provided that if within fifteen (15) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Any such dispute shall extend the time period for termination following a Change in Control or a Potential Change in Control set forth in the first sentence of this Section 3.

4.Compensation Upon Termination or During Disability. Following a Change in Control or a Potential Change in Control of the Company, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

(i)During any period that you fail to perform your duties as an employee of the Bank hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary from the Bank at the rate then in effect until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Bank’s long-term disability plan then in effect; provided that the benefits payable thereunder shall be no less favorable than those payable under the plan as currently in effect.

(ii)If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time such payments are due and the Company shall have no further obligations to you under this Agreement.

(iii)If your employment by the Bank shall be terminated (a) by the Bank other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A)The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which you are entitled under any compensation plan, at the time such payments are due, except as otherwise provided below.

(B)The Company shall pay you, in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination, a lump sum severance payment (the “Severance Payment”) equal to your Average Annual Base Compensation. For purposes of this Agreement, Average Annual Base Compensation shall be the average of the total annual compensation paid: or deemed paid for Federal income tax purposes to you by the Company and including such other adjustments as may be required or allowed by the Regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), for the five years preceding a Change in Control or for such fewer number of years as you have been employed by the Company. Notwithstanding the foregoing, if any payment or benefit received or to be received by you in connection with a Change in Control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or the Bank, any person whose actions result in a Change in Control or any person affiliated with the Company, the Bank or such person) (collectively, “Total Payments”), would not be deductible (in whole or part) under Section 2800 of the Code by the Company, the Ban affiliate or other person making such payment or providing such benefit, the Severance Payment shall be reduced until no portion of the Total Payments is not deductible, or the Severance Payment is reduced to zero. For purposes of this limitation (1) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account, (2) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, (3) the Severance Payment shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (2), and (4) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(C)In addition to the retirement benefits to which you are entitled under the Company’s Employee Retirement Plan and its Profit Sharing Plan (the “Plans”), or any successor plans thereto, the Company shall pay you in one sum in cash an amount (hereinafter the “Additional Cash Payment”) equal to the actuarial equivalent of the excess of(a) over (b), where (a) equals the retirement benefit (determined as a straight life annuity) to which you would have been entitled under the terms of the Plans, (without regard to either, (i) any offset thereunder for severance allowances payable hereunder or, (ii) any amendment to the Plans made subsequent to a Change in Control, or a Potential Change in Control, of the Company and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits under the Plans other than amendments that are made as a result of a change in applicable Federal or state law), determined as if you were fully vested thereunder, and, after any termination pursuant to Section 3 hereof, you had (y) accumulated one additional year of continuous service thereunder at your highest rate of earnings (salary plus bonus) paid by the Bank during the 12 months immediately preceding the Date of Termination, and (z) been credited with a contribution to the Profit Sharing Plan at the highest annual rate of contribution by the Company during the 3 years preceding the year in which your employment is terminated; and where (b) equals the retirement benefit (determined as a straight life annuity) to which you are entitled pursuant to the provisions of the Plans; and for purposes of this subparagraph (C), “actuarial equivalent” hall be determined using the same methods and assumptions utilized under the Plans immediately prior to the Potential Change in Control. Notwithstanding the foregoing, to the extent that, after making allowance for any reduction of the Severance Payment as provided in Paragraph (B) above, there is still some amount of the Total Payments that would not be deductible (in whole or part) under Section 2800 of the Code, then, the Additional Cash Payment shall be reduced until no portion of the Total Payments is not deductible, or the Additional Cash Payment is reduced to zero.

(D)The Company shall also pay you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) except to the extent that the payment of such fees and expenses would not be, or would cause any other portion of the Total Payments not to be, deductible by reason of Section 2800 of the Code. Such payments shall be made at the later of the times specified in paragraph (E) below, or within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense or fee must be made no later than December 31 of the year after the year in which the expense or fee was incurred. Your rights pursuant to this paragraph (D) shall expire on your death and shall not be subject to liquidation or exchange for another benefit.

(E)The payments provided for in paragraphs (B) and (C) above shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in paragraph (B), cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Any payments provided for under this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

(iv)You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise except as specifically provided in this Section 4.

(v)Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of your separation from service with the Bank and if any payment or benefit to which you become entitled under this Agreement would be considered deferred compensation subject to interest and additional tax imposed as a result of the application of Code Section 409A(a)(2)(B)(i), no such payment or benefit will be paid or provided to you prior to the earlier of (i) the expiration of the six (6) month period following the date of the your “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the your death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which you would otherwise be entitled during the six (6) month period following your separation from service will be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following your separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

5.Successors; Binding Agreement.

(i)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business, and/or assets, as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise become bound by all the terms and provisions of this Agreement by operation of law.

(ii)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

6.Notices. All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United . States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the. Clerk of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.Miscellaneous.  No provision of this Agreement may be modified waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officers as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto, or of failure to comply with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement All reference to sections of any statute, including the Code, shall be deemed also to refer to any successor provisions thereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This Agreement is made under seal.

8.Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument

10.Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of American Arbitration Association then in effect Notwithstanding the pendency of any such dispute or controversy, the Company will cause the Bank to continue to pay, or will itself pay, your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 3(v) hereof. Amounts paid under this Section 10 are in addition to all other amounts due under this. Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in paragraph (B) of Subsection 4(iii). Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11.Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and regulations and other interpretive guidance issued thereunder. If the Company determines that any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related guidance, the Company and you agree to amend this Agreement or take such actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving, as nearly as possible, the same economic effect as under this Agreement.

12.Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof, including the letter agreement between you and the Company dated December 1, 1999.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

CAMBRIDGE BANCORP

By:	/s/ Joseph V. Roller II
Joseph V. Roller II, President

Agreed

/s/ Lynne M. Burrow
Lynne M. Burrow